Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

CITY of INDUSTRY, CA, November 16, 2005 -- Hot Topic, Inc. (Nasdaq National Market: HOTT), reported net income for the quarter ended October 29, 2005 of $5.9 million or $0.13 per diluted share, compared to $12.4 million or $0.26 per diluted share for the same period last fiscal year. Included in the third quarter results is a charge of $1.5 million, or $0.02 per diluted share, included in selling, general and administrative expenses as a provision for potential liabilities associated with two related California wage and hour lawsuits.

As previously reported, net sales for the third quarter increased 7% to $192.7 million from $180.8 million for the third quarter of fiscal 2004. Comparable store sales decreased 6.2% for the quarter compared to a decrease of 4.2% in the third quarter of fiscal 2004.

At the end of the quarter, the company operated 648 Hot Topic stores and 114 Torrid stores compared to 580 Hot Topic stores and 69 Torrid stores at the end of the third quarter of fiscal 2004. During fiscal 2005 year-to-date, the company has opened 56 Hot Topic stores and 39 Torrid stores. The company now expects to open approximately 115 new stores in 2005. This includes an estimated 70 new Hot Topic stores, five more than the previously announced 65 Hot Topic stores, and an estimated 45 new Torrid stores. The company expects to end the year operating 662 Hot Topic stores and 120 Torrid stores.

A conference call to discuss third quarter results, business trends, and other matters will be conducted today at 4:30 PM Eastern time. The conference call number is 866-825-3308, pass code “Hot Topic”, and will be accessible to all interested parties. The conference call will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 86695266, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of October 29, 2005, the company operated 648 Hot Topic stores in all 50 states and Puerto Rico and 114 Torrid stores. The company also operates e-commerce websites at www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

SUMMARY STATEMENTS OF INCOME

(Unaudited)

	Third Quarter Ended
	Oct. 29, 2005	Oct. 30, 2004 (restated)
(In thousands, except per share amounts)
Net sales	$192,747	$180,808
Cost of goods sold, including buying, distribution and occupancy costs	129,271	116,268
Gross margin	63,476	64,540
Selling, general and administrative expenses	54,043	44,553
Operating income	9,433	19,987
Interest income-net	180	188
Income before income taxes	9,613	20,175
Provision for income taxes	3,682	7,727
Net income	$5,931	$12,448
Earnings per share
Basic	$0.13	$0.27
Diluted	$0.13	$0.26
Weighted average shares outstanding
Basic	45,108	46,086
Diluted	45,738	47,202

	Nine Months Ended
	Oct. 29, 2005	Oct. 30, 2004 (restated)
(In thousands, except per share amounts)
Net sales	$494,743	$445,214
Cost of goods sold, including buying, distribution and occupancy costs	332,479	289,839
Gross margin	162,264	155,375
Selling, general and administrative expenses	143,942	120,053
Operating income	18,322	35,322
Interest income-net	840	744
Income before income taxes	19,162	36,066
Provision for income taxes	7,339	13,813
Net income	$11,823	$22,253
Earnings per share
Basic	$0.26	$0.47
Diluted	$0.26	$0.46
Weighted average shares outstanding
Basic	44,978	46,857
Diluted	46,064	48,468

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Oct. 29, 2005	Oct. 30, 2004 (restated)
Current Assets:
Cash, cash equivalents and short-term investments	$19,917	$41,704
Inventory	96,404	78,814
Prepaid expenses and other	19,258	14,953
Deferred tax assets	2,541	2,259
Total current assets	138,120	137,730
Property and equipment - net	173,712	130,685
Deposits and other	248	242
Total assets	$312,080	$268,657
Current Liabilities:
Accounts payable	$29,141	$16,498
Accrued liabilities	35,545	28,185
Income taxes payable	-	8,358
Total current liabilities	64,686	53,041
Deferred rent	38,624	29,131
Deferred tax liability	5,994	1,501
Total liabilities	109,304	83,673
Shareholders’ equity	202,776	184,984
Total liabilities and shareholders’ equity	$312,080	$268,657

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	Oct. 29, 2005	Oct. 30, 2004 (restated)
Depreciation and amortization	$23,526	$17,893
Capital expenditures	$61,101	$46,081
Number of stores open at end of period:
Hot Topic	648	580
Torrid	114	69
Total store square footage	1,409,300	1,177,600